                                   EXHIBIT 99


AT THE COMPANY:
Roy Youst
Director Corporate Communications
(614) 864-6400

FOR IMMEDIATE RELEASE
Thursday, July 31, 2003


            R.G. BARRY CORPORATION REPORTS SECOND QUARTER IMPROVEMENT


PICKERINGTON, OHIO - JULY 31, 2003 - R.G. BARRY CORPORATION (NYSE:RGB) today reported significantly improved operating results for the second quarter and first half ended June 28, 2003.

Second quarter net sales from continuing operations were $19.0 million up from $15.9 million in the second quarter of 2002. The Company's net after-tax loss from continuing operations declined to $2.4 million from a net after-tax loss of $4.0 million one year ago. Quarterly gross profit as a percent of sales from continuing operations rose to 33.9 percent from 29.8 percent in the second quarter last year.

Second quarter net operating loss, including both continuing and discontinued operations, declined 41.3 percent to $2.8 million, or $0.29 cents per share, from a net operating loss of $4.7 million, or $0.50 cents per share, in the second quarter last year.

First half net sales from continuing operations increased to $39.4 million from $35.2 million in the first half of 2002. The net after-tax loss from continuing operations was $5.3 million compared to a net after-tax loss of $7.1 million in the comparable period one year ago. First half gross profit as a percent of sales from continuing operations increased to 34.4 percent from 30.6 percent in the first half of 2002.

First half net operating loss, including both continuing and discontinued operations, declined 17.6 percent to $6.7 million, or $0.68 cents per share, from $8.1 million, or $0.85 cents per share, in the first half of 2002.

The Company finalized the sale of substantially all of the assets of its thermal products business on June 18, 2003. Results from continuing operations presented here exclude the thermal products business segment, which is presented in the financial section of this release as discontinued operations. Company management will discuss in greater detail the sale of the assets of its thermal products business during a conference call at 9 a.m. Eastern on Friday, August 1, 2003. Details for accessing the call are contained in this release.

"We are very encouraged by our overall quarterly and first half performance," said Gordon Zacks, Chairman of the Board and Chief Executive Officer. "Net sales and gross profit as a percent of sales are up. SG&A expenses and operating losses have been reduced. This improvement is due in large part to the benefits of the strategic initiatives we have implemented during the past three years. Since January, these actions have included selling our thermal products business, completing the transition of our European business to a distributorship and closing distribution centers in North Carolina and the United Kingdom. We intend to continue looking for ways to operate more efficiently and intelligently.


                                    --more--
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Barry Reports - Page 2

"With the benefit of our strategic initiatives beginning to be reflected in our operating results, it would be quite easy to draw some overly optimistic conclusions regarding this year. We urge caution in doing so. A portion of our second quarter sales gain is the result of planned first quarter shipments that were carried over and shipped in the second quarter. We expect more modest sales increases during the second half. There also are the realities of an uncertain economy, its impact upon consumer spending and the highly unpredictable retail environment, especially during the fourth quarter.

"Inspite of these uncertainties, we are excited about the approaching the holiday selling season. We have new products like our patent applied for Terrasoles(TM) for indoor-outdoor wear and our licensed NASCAR(R) products in the marketplace. We will again have an army of in-store merchandisers keeping Dearfoams(R) brands on retail selling floors during the critical weeks around Christmas. We continue to believe that with the return of a more typical retail environment in the fourth quarter, our business is properly positioned to return to profitability this year," Mr. Zacks said.

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 9:00 a.m. EDT Friday, August 1. Management will discuss the Company's performance, its plans for the future and will accept questions from invited participants. The conference call is available at (888) 349-9379 or
(706) 634-2347 until five minutes before starting time or via the Internet. To listen via the Internet, go to <www.rgbarry.com> at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.

Replays of the call will be available shortly after its completion. The audio replay can be accessed through August 8, 2003, by calling (800) 642-1687 or
(706) 645-9291 and using access code 1780565; or for 30 days by visiting the Company's Web site at <www.rgbarry.com>. A written transcript of the call will be available for 12 months at the Company's Web site under the "Investors/News Release" section.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this release, other than statements of historical fact, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our current plans and strategies, and reflect our current assessment of the risks and uncertainties related to our business. In addition to the risks and uncertainties noted in this news release, there are factors that could cause results to differ materially from those anticipated by some of our forward-looking statements. These factors include product demand and market acceptance; the economic and business environment and the impact of governmental regulations, both in the United States and abroad; the effects of direct sourcing by customers of competitive products from alternative suppliers; the loss of significant customers in connection with mergers, acquisitions, bankruptcies or other circumstances; economic, regulatory and cultural difficulties or delays in our business outside the United States; our ability to improve processes and business practices to keep pace with the economic, competitive and technological environments; the availability and costs of financing; capacity, efficiency and supply constraints; weather; the effects of terrorist acts; acts of war; and other risks detailed in the our press releases, shareholder communications and Securities and Exchange Commission filings.


                              --tables to follow--




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

                    R. G. BARRY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands of dollars, except for per share data)

                                               13 weeks ended                         26 weeks ended
                                               --------------                         --------------
                                            June 28,     June 29,     % Incr.      June 28,     June 29,     % Incr.
                                                2003         2002     (Decr.)          2003         2002     (Decr.)
                                                ----         ----     -------          ----         ----     -------
Net sales                                   $ 19,016     $ 15,895       19.6%      $ 39,394     $ 35,247       11.8%
Cost of sales                                 12,563       11,159       12.6%        25,856       24,467        5.7%
                                              ------       ------                    ------       ------
  Gross profit                                 6,453        4,736       36.3%        13,538       10,780       25.6%
    Gross profit percent                       33.9%        29.8%                     34.4%        30.6%
Selling, general & admin. exp.                10,018       11,395     (12.1%)        21,575       22,045      (2.1%)
Restructuring charges                              -            -                       200          727
                                              ------       ------                    ------       ------
    Operating loss                          ( 3,565)     ( 6,659)     (46.5%)      ( 8,237)     (11,992)     (31.3%)
Other income                                       -          200                        53          400
Interest expense, net                       (   297)     (   277)        7.2%      (   471)     (   449)        4.9%
                                            --------     --------                  --------     --------
Loss from continuing operations
  before income tax benefit                 ( 3,862)     ( 6,736)     (42.7%)      ( 8,655)     (12,041)     (28.1%)
Income tax benefit                             1,474        2,705     (45.5%)         3,341        4,951     (32.5%)
                                              ------       ------                    ------       ------
Loss from continuing operations             ( 2,388)     ( 4,031)     (40.8%)      ( 5,314)     ( 7,090)     (25.0%)

Loss from discontinued
  operations, net of tax                     (  390)       ( 687)                  ( 1,308)       ( 942)

Minority interest, net of tax                 (   7)      (   26)                   (   35)        ( 43)
                                              ------       ------                    ------       ------
   Net loss                                ($ 2,785)    ($ 4,744)     (41.3%)    ( $ 6,657)   ( $ 8,075)     (17.6%)
                                           =========    =========                ==========   ==========

Loss per common share -
Basic and diluted                           ($ 0.29)     ($ 0.50)     (42.0%)      ($ 0.68)    ( $ 0.85)     (20.0%)
                                            ========     ========                  ========    =========

Average shares outstanding                     9,815        9,598                     9,813        9,512
                                               =====        =====                     =====        =====

                           CONSOLIDATED BALANCE SHEETS
                            (in thousands of dollars)

                                                                  June 28,          June 29,         Dec. 28,
                                                                  --------          --------         --------
                                                                      2003              2002             2002
                                                                      ----              ----             ----
ASSETS
Cash and equivalents                                               $ 3,714           $ 3,101          $ 6,881
Accounts receivable, net                                            14,915            12,112           11,125
Inventories                                                         43,663            43,199           32,894
Deferred and recoverable income taxes                                7,177             7,132            8,569
Prepaid and other current assets                                     2,032             3,050            1,599
                                                                  --------          --------         --------
   Total current assets                                             71,501            68,594           61,068

Net property, plant and equipment                                   10,299            12,100           10,910

Goodwill, net                                                        2,654             2,247            2,374
Deferred income taxes and other assets                              12,653             9,824           13,286
                                                                  --------          --------         --------
   Total assets                                                   $ 97,107          $ 92,765         $ 87,638
                                                                  ========          ========         ========

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable                                            18,000             8,000                -
Accounts payable                                                    10,922             7.948           10,474
Other current liabilities                                            7,177             5,569            9,667
Long-term debt                                                       5,413             8,874            5,760
Accrued retirement costs and other                                  14,206             8,694           14,188
Minority Interest                                                      396               379              361
Shareholders' equity, net                                           40,993            53,301           47,188
                                                                  --------          --------         --------
   Total liabilities & shareholders' equity                       $ 97,107          $ 92,765         $ 87,368
                                                                  ========          ========         ========





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